Exhibit 99.1

Centerview Partners LLC 31 West 52nd Street New York, NY 10019 January 10, 2025

The Special Committee of the Board of Directors
Charter Communications, Inc.
400 Washington Blvd.
Stamford, CT 06902

The Special Committee of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 12, 2024, to the Special Committee of the Board of Directors of Charter Communications, Inc. (“Charter”) as Annex J to, and reference to such opinion letter under the headings “Questions & Answers”, “Summary – Opinion of the Charter Special Committee’s Financial Advisor”, “Risk Factors – Risks Related to the Combination”, “The Combination – Background of the Combination”, “The Combination – Charter’s Reasons for the Combination; Recommendations of the Charter Special Committee and Charter Board of Directors”, and “The Combination – Opinion of the Charter Special Committee’s Financial Advisor” in the joint proxy statement/prospectus relating to the proposed combination transaction involving Charter, Liberty Broadband Corporation, Fusion Merger Sub 1, LLC, and Fusion Merger Sub 2, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Charter (as amended, the “Registration Statement”).

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650 FAX: (212) 380-2651 WWW.CENTERVIEWPARTNERS.COM

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